CONTACT:
Mike Archer
Corporate Controller
Camden National Corporation
(207) 230-2058 or marcher@camdennational.com

FOR IMMEDIATE RELEASE
September 27, 2016

Camden National Corporation's Board Declares Quarterly Dividend

CAMDEN, Maine, September 27, 2016 /PRNewswire/ -- Gregory A. Dufour, president and chief executive officer of Camden National Corporation (NASDAQ®: CAC; the "Company") announced today that the board of directors of the Company declared a dividend of $0.20 per share payable on October 31, 2016, for shareholders of record on October 17, 2016.

The declared dividend for the quarter has been adjusted to reflect the three-for-two split of the Company’s common stock payable in the form of a stock dividend on September 30, 2016. This quarter’s dividend rate is equivalent to our previous quarter’s rate. For comparison between quarters:

•	July 2016 quarterly cash dividend of $30 (100 shares at $0.30 per share)

•	October 2016 quarterly cash dividend of $30 (150 shares adjusted for stock split at $0.20 per share)

About Camden National Corporation
Camden National Corporation is the holding company of Camden National Bank and Acadia Trust, N.A. Headquartered in Camden, Maine, Camden National Corporation has $3.9 billion in assets and is the largest publicly traded bank holding company in Northern New England (NASDAQ: CAC). Camden National Bank is a full-service community bank that employs over 650 people, features a network of 63 banking centers and 85 ATMs in Maine, and offers state-of-the-art online and mobile banking resources as well as investment, insurance and financial planning services through its division, Camden Financial Consultants. With offices in Portland, Bangor, and Ellsworth, Acadia Trust, N.A. provides comprehensive wealth management, investment management and trust services to individual and institutional clients throughout Maine and New England. To learn more, visit www.CamdenNational.com.